From:     DRYCLEAN USA. Inc.

290 NE 68 Street

Miami, FL 33138

Michael Steiner (305) 754-4551

Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces First Quarter Results

Miami, FL – November 12, 2007 – DRYCLEAN USA, Inc. (AMEX:DCU) today reported operating results for the three month period ended September 30, 2007.

For the first three months of fiscal 2008, revenues decreased 19.9% to $4,736,644 from $5,912,198 for the same period of last year. Net earnings decreased 39.5% to $113,044 or $.02 per diluted share from $186,779 or $.03 per diluted share in the first quarter of fiscal 2007.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated: “The level of sales of commercial laundry equipment can vary during quarters based on the timing shipments of large orders. During the quarter ended September 30, 2007, the Company had fewer large sales than it did in the quarter ended September 2006, which adversely affected revenues and operating income.” Mr.Indelicato also observed that sales of dry cleaning equipment continued to slow, which coupled with a slowing economy and longer delivery dates on laundry equipment, may affect sales for the balance of fiscal 2008. He indicated that the Company would continue to focus on the laundry equipment business which has better growth potential.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

DRYCLEAN USA, Inc. and Subsidiaries

DRYCLEAN USA, Inc. and Subsidiaries (AMEX:DCU)

Summary Unaudited Consolidated Statements of Income

	Three months ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)

Revenues	$ 4,736,644	$ 5,912,198
Earnings before income taxes	176,572	301,257
Provision for income taxes	63,528	114,478

Net earnings	$ 113,044	$ 186,779

Basic and diluted earnings per share	$ .02	$ .03

Weighted average shares outstanding:
Basic	7,034,307	7,024,450
Diluted	7,037,585	7,037,493